EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Key Updates to 2021 Guidance

The following provides key updates to our 2021 guidance based on our current view of existing market conditions and other assumptions for the year ending December 31, 2021. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

Key updates include projected 2021 acquisitions, construction spending, real estate dispositions, partial interest sales, and common equity, incremental debt, occupancy, capitalized interest, and interest expense as shown in the following tables related to the pending acquisition of 401 Park Drive, 201 Brookline Avenue and one future development opportunity. We remain committed to our guidance for net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2021, annualized, of less than or equal to 5.2x.

Certain Key 2021 Guidance Items

Key sources and uses of capital (in millions)	Range		Midpoint	Key Changes in Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$210	$250	$230
Incremental debt	605	865	735	$240
2020 debt capital proceeds held in cash	150	250	200
Real estate dispositions, partial interest sales, and common equity	3,075	3,475	3,275	$1,400
Total sources of capital	$4,040	$4,840	$4,440
Uses of capital:
Construction	$1,590	$1,890	$1,740	$90
Acquisitions	2,450	2,950	2,700	$1,550
Total uses of capital	$4,040	$4,840	$4,440
Incremental debt (included above):
Issuance of unsecured senior notes payable	$700	$1,100	$900	$200
Unsecured senior line of credit, commercial paper program, and other	(95)	(235)	(165)	$40
Incremental debt	$605	$865	$735	$240

	2021 Guidance			Changes in
Key assumptions (dollars in millions)	Low	High	Midpoint	Midpoint
Occupancy percentage in North America as of December 31, 2021(1)	95.6%	96.2%	95.9%	(0.6)%
Capitalization of interest	$167	$177	$172	$21
Interest expense	$133	$143	$138	$(16)

(1)	Decrease in our projected occupancy percentage in North America as of December 31, 2021, related to vacancy at recently acquired properties during the three months ended December 31, 2020, and the pending acquisition of 401 Park Drive and 201 Brookline Avenue. We also expect our occupancy percentage in North America as of December 31, 2020 in the range from 94.5% to 95.0% due to the recently acquired properties during the three months ended December 31, 2020.